Exhibit 17.3

RESIGNATION

TO: GALA PHARMACEUTICAL, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, ROMINA MARTINEZ, hereby tender my resignation as a Director of GALA PHARMACEUTICAL INC.

Effective upon acceptance.

DATED at this 26st Day of September, 2018.

Romina Martinez

/s/ Romina Martinez